Exhibit 99.1

NEWS RELEASE

Shoe Pavilion, Inc. Announces Pricing of Its Common Stock Offering

Sherman Oaks, California - March 24, 2006- Shoe Pavilion, Inc. (Nasdaq NM: SHOE) today announced the pricing of an underwritten secondary public offering of 3,000,000 shares of its common stock at a price of $7.20, which represents the closing price of its common stock on March 23, 2006. The offering consists of 2,000,000 shares being sold by the Company and 1,000,000 shares being sold by a selling stockholder. The selling stockholder has granted the underwriters an option to purchase up to an additional 450,000 shares on the same terms and conditions to cover any over-allotments.

The Company intends to use the net proceeds from this offering to open new stores and for working capital. Pending application of the proceeds, the Company intends to pay down the balance on its revolving credit facility and invest any remaining amounts in short-term investments.

Wedbush Morgan Securities Inc. is serving as lead manager and book-runner for the offering, with Roth Capital Partners serving as co-managing underwriter.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the security laws of any such state.

This offering of the shares of common stock may be made only by means of the prospectus. Printed copies of the prospectus may be obtained from Wedbush Morgan Securities at 1000 Wilshire Blvd., 9th Floor, Los Angeles, CA 90017, telephone (213) 688-8050.

Shoe Pavilion is an independent off-price branded footwear retailer in the Western United States. It offers a broad selection of women's, men's and children's designer label and branded footwear, typically at 20% to 60% below department store regular prices. The Company has 94 stores in California, Washington, Oregon, Arizona, Nevada and Texas.

Contact: Neil T. Watanabe, EVP & CFO
             (818) 907-9975